SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                    -------------------------
                             FORM 8-K/A
                    -------------------------

                           CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

                    Date of Report: May 13, 1997
                 (Date of earliest event reported)
                   ---------------------------


                  HOUSECALL MEDICAL RESOURCES, INC.
      ------------------------------------------------------
      (Exact name of Registrant as Specified in its Charter)


    Delaware                          0-28134             58-2114917
-------------------------------------------------------------------------
(State or other Jurisdiction  (Commission File Number)  (IRS Employer
of Incorporation or                                     Identification No.)
Organization)

        1000 Abernathy Road, Building 400, Suite 1825, Atlanta, Georgia  30328
        -----------------------------------------------------------------------
                (Address of principal executive offices)             (Zip Code)


         Registrant's telephone number, including area code: (770) 379-9000


                                Not Applicable
     -------------------------------------------------------------
     (Former name or former address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     As previously reported in the Company's Form 10-Q for the quarter ended March 31, 1997, on May 13, 1997, the Company consummated the acquisition of Healthfirst, Inc. ("Healthfirst"), a Tennesee corporation located in Knoxville, Tennessee, in a transaction structured as a series of simultaneous purchases of the stock and limited partnership interests of the Healthfirst affiliates that comprised the management services business operation.

     The Company paid approximately $21.3 million in cash and agreed to issue 63,000 shares of its Common Stock in consideration for the acquisition, and it assumed approximately $1.2 million of indebtedness related to the operations of the acquired businesses which was promptly paid off. In connection with the acquisitions, certain principal shareholders of Healthfirst executed non-compete and employment agreements with the Company or its subsidiaries.

     The transaction with Healthfirst was financed primarily with borrowings under the Company's new $40,000,00 credit facility, entered into on May 13, 1997, with Toronto Dominion Bank. The acquisition was accounted for as a purchase, with the acquired assets being recorded at their respective fair market values.



ITEM 7:  FINANCIAL STATEMENTS

     (A)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED


                   Healthfirst Entities
              Combined Financial Statements
              year ended December 31, 1996

Report of Independent Auditors
Audited Combined Balance Sheet as of December 31, 1996 and
 Unaudited Combined Balance Sheet as of March 31, 1997
Audited Combined Statement of Income for the year ended
  December 31, 1996 and Unaudited Combined Statements of Income for the three months ended March 31, 1996 and 1997
Audited Combined Statement of Owners' Capital Deficiency for the year ended December 31, 1996 and Unaudited Combined Statement of Owners' Capital Deficiency for the three months ended
  March 31, 1997
Audited Combined Statement of Cash Flows for the year ended
  December 31, 1996 and Unaudited Combined Statements of Cash Flows for the three months ended March 31, 1996 and 1997
Notes to Combined Financial Statements

     (B)  PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Financial Information
Unaudited Pro Forma Condensed Balance Sheet, as of
   March 31, 1997
Unaudited Pro Forma Statement of Operations
   For the Year Ended June 30, 1996
Unaudited Pro Forma Statement of Operations
   For the Nine Months Ended March 31, 1997
Notes to Unaudited Pro Forma Financial Information

     (C)  EXHIBITS

     Exhibit 2.1 Acquisition Agreement by and Among Housecall Medical Resources, Inc., HFI Acquisition Corp., HFI Management, Inc., HFI Home Care Management, L.P., The Shareholders of HFI Management, Inc. and the Partners of HFI Homecare Management, L.P., dated May 13, 1997

     Exhibit 2.2 Share Purchase Agreement by and Among HFI Acquisition Corp. Housecall Medical Resources, Inc., HF Holdings, Inc. HTHF, Inc. and Home Technology Healthcare, Inc., dated May 13, 1997

     Exhibit 2.3 First Amendment to Share Purchase Agreement and First Amendment to Acquisition Agreement by and between Housecall Medical Resources, Inc., HFI Acquisition Corp., HFI Management, Inc., HFI Home Care Management, L.P., The Shareholders of HFI Management, Inc. and the Partners of HFI Homecare Management, L.P., dated May 13, 1997

     Exhibit 2.4 Securities Acquistion Agreement by and between Housecall Medical Resources, Inc., and R. Steven Williams, dated as of May 13, 1997.

     Exhibit 23  Consent of Ernst & Young LLP


                 FINANCIAL STATEMENT INDEX

                   Healthfirst Entities
              Combined Financial Statements
                  year ended December 31, 1996

Report of Independent Auditors ......................................F-1
Audited Combined Balance Sheet as of December 31, 1996 and
 Unaudited Combined Balance Sheet as of March 31, 1997.............. F-2
Audited Combined Statement of Income for the year ended
  December 31, 1996 and Unaudited Combined Statements of Income
  for the three months ended March 31, 1996 and 1997................ F-3
Audited Combined Statement of Owners' Capital Deficiency for the
  year ended December 31, 1996 and Unaudited Combined Statement of Owners' Capital Deficiency for the three months ended
  March 31, 1997 ................................................... F-4
Audited Combined Statement of Cash Flows for the year ended
  December 31, 1996 and Unaudited Combined Statements of Cash
  Flows for the three months ended March 31, 1996 and 1997.......... F-5
Notes to Combined Financial Statements ............................. F-6


                   Housecall Medical Resouces, Inc.
              Unaudited Pro Forma Financial Statements

Unaudited Pro Forma Financial Information...........................F-18
Unaudited Pro Forma Condensed Balance Sheet.........................F-19
  As of March 31,1997
Unaudited Pro Forma Statement of Operations
  For the Year Ended June 30, 1996..................................F-20
Unaudited Pro Forma Statement of Operations for the
  Nine Months Ended March 31,1997...................................F-21
Notes to Unaudited Pro Forma Financial Information..................F-22




                  Report Of Independent Auditors

The Board of Directors and Shareholders
Housecall Medical Resources, Inc.

We have audited the accompanying combined balance sheet of the Healthfirst Entities (as described in Note 1 to the combined financial statements) as of December 31, 1996, and the related combined statements of income, combined owners' capital deficiency and combined cash flows for the year then ended.
These combined financial statements are the responsibility of the Healthfirst Entities' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Healthfirst Entities at December 31, 1996 and the combined results of their operations and their combined cash flows for the year then ended, in conformity with generally accepted accounting principles.


Atlanta, Georgia
August 20, 1997

                      Healthfirst Entities

                     Combined Balance Sheets

                                                                   December 31,         March 31,
                                                                      1996                 1997
                                                                   -------------------------------
                                                                                       (unaudited)
ASSETS
Current assets:
 Cash and cash equivalents                                        $   518,765        $    312,370
 Accounts receivable, less allowance for doubtful accounts
    of $463,000 at December 31, 1996 and $507,000 at March
    31, 1997                                                        2,317,022            2,445,748
 Receivable from Home Technology Healthcare, Inc. for
    income taxes                                                      320,312              299,376
 Other current assets                                                  12,364               31,097
                                                                  --------------------------------
Total current assets                                                3,168,463            3,088,591
Property and equipment, net                                         2,286,282            2,172,431
Goodwill and other intangibles, net                                   141,073              119,587
Other assets                                                           28,851              133,540
                                                                  --------------------------------
Total assets                                                      $ 5,624,669        $   5,514,149
                                                                  ================================
LIABILITIES AND OWNERS' CAPITAL DEFICIENCY
Current liabilities:
  Accounts payable                                                $   675,195        $     611,885
  Accrued payroll and related expenses                                557,583              733,445
  Line of credit                                                      225,000              225,000
  Amounts due to Home Technology Healthcare, Inc.                     451,685              936,407
  Note payable to Home Technology Healthcare, Inc.                  2,503,583            2,503,583
  Current portion of long-term debt                                    23,824               21,495
  Current portion of capital lease obligations                        384,366              351,379
                                                                  --------------------------------
Total current liabilities                                           4,821,236            5,383,194

Long-term debt                                                        210,263              208,294
Capital lease obligations                                             840,411              768,376
Note payable to shareholder                                            40,000                    -

Owners' capital deficiency:
  Common stock                                                          10,100              10,100
  Additional paid-in capital                                           341,650             341,650
  Partners' capital:
  General Partner                                                       35,121              42,750
  Limited Partners                                                   1,307,529           1,012,843
  Accumulated deficit                                               (1,981,641)         (2,253,058)
                                                                  --------------------------------
Total owners' capital deficiency                                      (287,241)           (845,715)
                                                                  --------------------------------
Total liabilities and owners' capital deficiency                  $  5,624,669       $   5,514,149
                                                                  ================================

See accompanying notes.

                                             Healthfirst Entities

                                         Combined Statements of Income

                                                          Year ended            Three months ended
                                                          December 31,              March 31,
                                                            1996              1996              1997
                                                          -----------------------------------------------
                                                                                    (unaudited)
Revenue                                                  $15,883,217        $3,813,033        $4,506,317

Operating expenses:
 Salaries, wages and employee benefits                     8,665,763         2,028,722         2,136,183
 General and administrative expense                        4,209,106           909,080           957,350
 Depreciation and amortization                               721,790           245,389           220,981
 Provision for doubtful accounts                             639,172           159,793           188,815
 Home Technology Healthcare, Inc.
   management fees                                           281,089            67,575            69,019
                                                         -----------------------------------------------
Total costs and expenses                                  14,516,920         3,410,559         3,572,348
                                                         -----------------------------------------------
Operating income                                           1,366,297           402,474           933,969

Interest expense                                             209,385            49,325            41,049
Interest expense--affiliates                               1,023,483           211,885           323,688
                                                         -----------------------------------------------
Income before income taxes                                   133,429           141,264           569,232

Income tax (benefit) provision                              (418,156)         (121,414)           77,706
                                                         -----------------------------------------------
Net income                                               $   551,585        $  262,678        $  491,526
                                                         ===============================================

See accompanying notes.

                                                                  Healthfirst Entities

                                                     Combined Statement of Owners' Capital Deficiency

                                                              Additional       Partners'
                                              Common Stock     Paid-In          Capital           Accumulated
                                          Shares      Amount   Capital    General     Limited        Deficit           Total
                                        ----------------------------------------------------------------------------------------
Balance at December 31, 1995            1,010,210   $10,100   $341,650   $ 15,284   $ 1,513,095   $  (549,506)   $    1,330,623
  Net income                                    -        -          -      19,837     1,963,883    (1,432,135)          551,585
  Distributions to owners                       -        -          -          -     (2,169,449)            -        (2,169,449)
                                        ----------------------------------------------------------------------------------------
Balance at December 31, 1996            1,010,210    10,100    341,650     35,121     1,307,529    (1,981,641)         (287,241)
  Net income (unaudited)                        -         -          -      7,629       755,314      (271,417)           491,526
  Distributions to owners (unaudited)           -         -          -          -    (1,050,000)            -        (1,050,000)
                                        ----------------------------------------------------------------------------------------
Balance at March 31, 1997 (unaudited)   1,010,210   $10,100   $341,650   $ 42,750   $ 1,012,843   $(2,253,058)   $     (845,715)
                                        ========================================================================================

See accompanying notes.

                    Healthfirst Entities

              Combined Statements of Cash Flows

                                                        Year ended             Three months ended
                                                        December 31,                March 31,
                                                            1996             1996             1997
                                                                                 (unaudited)
                                                      --------------------------------------------------
OPERATING ACTIVITIES
Net income                                            $    551,585     $    262,678     $    491,526
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization                          721,790          245,389          220,981
    Deferred income taxes                                  (91,238)               -                -
    Changes in operating assets and liabilities:
      Accounts receivable                                  110,579         (180,663)        (128,726)
      Other current assets                                  (4,984)           3,780          (18,733)
      Receivable from Home Technology
         Healthcare, Inc. for income taxes                (565,668)        (130,215)          20,936
      Other assets                                          69,456          (46,703)        (104,689)
      Accounts payable and other accruals                  329,499          740,818          112,552
                                                       ---------------------------------------------
Net cash provided by operating activities                1,121,019          895,084          593,847

INVESTING ACTIVITIES
Purchases of property and equipment                       (359,130)        (131,663)         (85,644)
                                                       ---------------------------------------------
Net cash used by investing activities                     (359,130)        (131,663)         (85,644)

FINANCING ACTIVITIES
Home Technology Healthcare, Inc. advances
  (payments), net                                        1,450,948         (163,954)         484,722
Distributions to partners                               (2,169,449)        (550,000)      (1,050,000)
Borrowings on line of credit, net                            7,000                -                -
Borrowings on long-term debt                                24,974           38,827           18,271
Principal payments on long-term debt                       (27,410)          (6,021)         (22,569)
Principal payments under capital lease obligations        (345,950)        (204,813)        (105,022)
Principal payments on note payable to shareholder          (40,000)         (40,000)         (40,000)
                                                       ---------------------------------------------
Net cash used by financing activities                   (1,099,887)        (925,961)        (714,598)

Net decrease in cash and cash equivalents                 (337,998)        (162,540)        (206,395)
Cash and cash equivalents, beginning of period             856,763          856,763          518,765
                                                       ---------------------------------------------
Cash and cash equivalents, end of period
                                                      $    518,765      $   694,223     $    312,370
                                                       =============================================

See accompanying notes.

                           Healthfirst Entities

                  Notes to Combined Financial Statements

                            December 31, 1996


1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION


The accompanying combined financial statements present the assets, liabilities, owners' capital deficiency and the results of operations and cash flows of Healthfirst, Inc. (which was acquired by Housecall Medical Resources, Inc. ("Housecall") and includes its wholly-owned subsidiaries Computer Masters of Kentucky, Inc. and Health Care Resources, Inc., but excludes its wholly-owned subsidiaries Southland Medical Supply, Inc., Health Service Management, Inc., Appalachian Medical, Inc., Cumberland Area Health Care Service, Inc. and Southeastern Medical Supplies, Inc. which were not acquired by Housecall), combined with HFI Management, Inc. and HFI Home Care Management, L.P., a partnership, (hereinafter collectively referred to as the "Healthfirst Entities" and the "Companies"). The Companies were under common control of Home Technology Healthcare, Inc. ("Home Technology") and several related management shareholders and partners throughout the periods presented and were acquired by Housecall on May 13, 1997. Home Technology and the group of related management shareholders owned 80% and 20%, respectively, of Healthfirst, Inc. since 1992. The management shareholders and partners owned approximately 50% of HFI Management, Inc. and HFI Home Care Management, L.P. since inception of these entities in 1994.

The Companies provide full-service management and consulting services to home health-care providers in nineteen states throughout the country. The primary customers include hospital-based home health care agencies, hospices, clinics and physician practices. Transactions between the combined Companies are eliminated in combination. No adjustment has been made to the carrying value of the assets and liabilities in the accompanying combined financial statements related to the acquisition of the Healthfirst Entities by Housecall.

The Companies have excess current liabilities over current assets as of December 31, 1996. Included in current liabilities are a short term note payable of approximately $2,504,000 and other advances of approximately $452,000 due to Home Technology. The note was due on March 5, 1997. The note and the advances due to Home Technology were satisfied in connection with Housecall's purchase of the Companies on May 13, 1997.

                        Healthfirst Entities

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results inevitably will differ from those estimates and such differences may be material to the combined financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the combined balance sheet for cash and cash equivalents, accounts receivable, other current assets, other assets, accounts payable, accrued payroll and related expenses, other accrued liabilities, and the amounts due to and from related parties approximate their fair values. The carrying amounts reported in the combined balance sheet for the line of credit, long-term debt and capital lease obligations approximate fair value since the debt and capital leases bear interest at rates which approximate current market rates.

CASH AND CASH EQUIVALENTS

Cash equivalents include investments in highly liquid instruments with a maturity of three months or less at the date of purchase.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Equipment under capital leases is recorded at the net present value of the future minimum lease payments at the inception of the related leases. Depreciation and amortization (including equipment leased under capital lease obligations) are computed using the straight-line method over the following estimated useful lives or the term of the lease, if shorter:

Buildings and leasehold improvements     40 years
Furniture and equipment                   5-10 years
Computer equipment                         3-6 years

                        Healthfirst Entities

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL AND OTHER INTANGIBLES

Goodwill represents the excess of purchase price over the net assets of businesses acquired. Goodwill is being amortized on a straight-line basis over 40 years. Accumulated amortization at December 31, 1996 was $15,457.

The amortization period of goodwill was determined based on the Companies' assessment of the future cash flows of the Companies' acquired businesses. In evaluating anticipated future cash flows, the Companies considered factors such as general health care industry trends, competition, regulatory and legal issues and other economic factors.

Other intangibles include non-compete agreements which are amortized over 5 years. Accumulated amortization at December 31, 1996 was $576,022.

LONG-LIVED ASSETS

The carrying value of goodwill and other long-lived assets is reviewed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If this review indicates that the asset will not be recoverable, as determined based on the undiscounted cash flows of the operating entity or asset over the remaining amortization period, the carrying value of the asset will be reduced to its fair value.

INCOME TAXES

Income taxes have been provided in accordance with Statement of Financial Accounting Standards No. 109. HFI Home Care Management, L.P. (the "Partnership") is organized as a partnership. The partners assume the responsibility for income taxes for the Partnership. Accordingly, income taxes for income attributable to the Partnership have not been provided for in the combined financial statements of the Companies.

                        Healthfirst Entities

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATION OF CREDIT RISK

The Companies' principal financial instruments subject to potential concentration of credit risk are their trade accounts receivable for which the Companies do not generally require collateral. During the year ended December 31, 1996, approximately 57% of the Companies' revenues were derived from a group of customers wholly owned by the same corporation dispersed across many geographic locations. At December 31, 1996, the accounts receivable from these customers represented approximately 67% of the total accounts receivable. The concentration of credit risk with respect to these customers and the remaining trade accounts receivable is limited due to the large number of customers and their dispersion across many geographic locations.

REVENUE RECOGNITION

Revenue is derived from management service contracts and is recognized at contracted rates as services are provided. The Companies' management services agreements are generally for terms of one to five years. The Companies are generally compensated based on the number of visits performed by the managed agencies. Renewal of the agreements is subject to negotiation at their expiration.

UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS

The unaudited interim combined financial statements as of March 31, 1997 and for the three months ended March 31, 1996 and March 31, 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

                        Healthfirst Entities

3. PROPERTY AND EQUIPMENT

At December 31, 1996, property and equipment, at cost, including property and equipment recorded under capital leases, consist of:


Computer equipment                        $2,860,961
Furniture and equipment                      610,446
Buildings and improvements                   319,411
                                          ----------
                                           3,790,818
Less:  Accumulated depreciation and
       amortization                       (1,504,536)
                                          ----------
                                          $2,286,282
                                          ==========

4.  LINE OF CREDIT

The line of credit was entered into in April 1996 by HFI Home Care Management, L.P. (the "Debtor") for a maximum amount of $500,000. Interest is payable monthly at rates between 8.25% to 8.50% with all principal due in April 1997. Commitment fees of .25% are payable quarterly on the unused portion of the funds available under the line of credit. The line of credit is secured by the accounts receivable of the Debtor which aggregated approximately $1,088,000 at December 31, 1996. At December 31, 1996, the Companies had outstanding borrowings of $225,000 against this line of credit.

                        Healthfirst Entities

5. Long-Term Debt

At December 31, 1996, long-term debt consists of:


Note payable to Home Technology            $  2,503,583
Note payable to a bank                          217,896
Note payable to shareholder                      40,000
Other                                            16,191
                                            -----------
                                              2,777,670
Less current portion                         (2,527,407)
                                            -----------
                                           $    250,263
                                            ===========

In March 1992, Healthfirst, Inc. entered into an unsecured
Promissory Note with Home Technology in the amount of $2,790,000.
The note bears interest at 12% and requires quarterly interest payments. The note is due on the earlier of March 5, 1997, the day Healthfirst, Inc. completes an initial public offering or the day Healthfirst, Inc. is sold to a third-party. The note was satisfied in connection with Housecall's purchase of the Companies on May 13, 1997.

Healthfirst, Inc. entered into a $240,000 promissory note in February 1994 with a bank. The note bears interest at 7.5% and requires equal monthly principal and interest payments through August 1999. The note is secured by certain corporate office property. The carrying value of the corporate office property was approximately $280,000 at December 31, 1996.

In March 1992, Healthfirst, Inc. entered into a $200,000 subordinated note payable with a shareholder. The note bears interest at 12% and requires quarterly interest payments. Principal is payable in five equal annual installments beginning January 1993. The note is subordinate to all obligations of the Company to banks or other financial institutions. The note is guaranteed by Home Technology. The note was paid in full during the three months ended March 31, 1997.

Interest paid during the year ended December 31, 1996 was approximately $189,000.

                        Healthfirst Entities

5. LONG-TERM DEBT (CONTINUED)

The aggregate annual maturities of long-term debt at December 31, 1996 are:

Year ending December 31,
1997                                                   $ 2,527,407
1998                                                        54,638
1999                                                       195,625
                                                        ----------
                                                       $ 2,777,670
                                                        ==========
6.  LEASE COMMITMENTS

CAPITAL LEASES

The Companies lease certain equipment under capital lease obligations. During 1996, the Companies entered into capital lease obligations with original principal amounts of approximately $247,000. At December 31, 1996, property under capital leases consist of:

Computer equipment                                $1,702,822
Furniture and equipment                               49,669
                                                   ---------
                                                   1,752,491
Less accumulated depreciation                       (530,189)
                                                  ----------
                                                  $1,222,302
                                                  ==========

The aggregate future minimum lease payments under capital leases are:

Year ending December 31,
1997                                                  $  426,646
1998                                                     437,085
1999                                                     361,314
2000                                                     134,167
2001                                                         290
                                                       ---------
Total future minimum lease payments                    1,359,502
Less amount representing interest                       (134,725)
                                                       ---------
Present value of future minimum lease
  payments at December 31, 1996                       $1,224,777
                                                       =========

                        Healthfirst Entities

6.  LEASE COMMITMENTS (CONTINUED)

OPERATING LEASES

The Company leases equipment and office facilities under operating leases expiring through 2001. At December 31, 1996, the future minimum rentals under these operating leases are:


Year ending December 31,
1997                                    $211,104
1998                                      80,979
1999                                      73,764
2000                                      73,764
2001                                      49,764
                                        --------
                                        $489,375
                                        ========

Rental expense under operating leases amounted to approximately $383,000 for 1996.

                        Healthfirst Entities

7.  OWNERS' EQUITY

At December 31, 1996, common stock consists of:

                                              Authorized, Issued and
            Company                            Outstanding Shares                      Amount
        -------------------------------------------------------------------------------------
        Healthfirst, Inc.                   1,650,000 shares authorized,
                                            1,000,000 shares issues and
                                            outstanding of $.01 par value stock       $10,000

        Health Care Resources, Inc.         2,100 shares authorized, 140 shares
                                            issued and outstanding of no par
                                            value stock                                   -

        Computer Masters of                 2,000 shares authorized, 70 shares
           Kentucky, Inc.                   issued and outstanding of no par
                                            value stock                                   -

        HFI Management, Inc.                10,000 shares authorized, issued and
                                            outstanding of $0.01 par value stock          100

HFI Home Care Management, L.P. is a partnership organized in 1994 to provide certain management and consulting services to home health providers. HFI Management, Inc. maintains a one percent general partnership interest in HFI Home Care Management, L.P. in exchange for its capital contribution of $5,000. Income is allocated to the general partner and limited partners based upon their initial capital contributions. Distributions of approximately $2,169,000 were paid to the limited partners during the year ended December 31, 1996. There were no distributions paid to the general partner during the year ended December 31, 1996.

                        Healthfirst Entities

8.   INCOME TAXES

Healthfirst, Inc. and its subsidiaries are included in the filing of a consolidated U.S. federal income tax return with Home Technology. The Combined Group is charged or credited with the amount of tax it would pay or receive on a separate return basis. Amounts receivable from Home Technology for income taxes were treated as being forgiven in the purchase by Housecall. HFI Management, Inc. files its income tax returns on a stand alone basis. HFI Home Care Management, L.P. is organized as a partnership; taxable income and the related tax is reported and paid by the partners. Accordingly, no taxes have been provided for in the accompanying combined financial statements for HFI Home Care Management, L.P. The net difference between the tax bases and the reported amount of HFI Home Care Management L.P.'s assets and liabilities is approximately $218,000 as of December 31, 1996 and relates primarily to allowances for doubtful accounts recorded for financial reporting purposes which are not deductible for tax purposes until all collection efforts are terminated.

The provision (benefit) for income taxes as of December 31, 1996 consists of the following:


         Current:
           Federal                                 $(584,758)
           State                                     257,840
         Deferred:
           Federal                                   (77,821)
           State                                     (13,417)
                                                   ---------
         Total                                     $(418,156)
                                                   =========

                        Healthfirst Entities

8.  Income Taxes (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. Significant components of the Companies' deferred tax assets and liabilities are as follows:

      Deferred tax assets:
       Allowance for doubtful accounts                             $   94,098
       Accrued vacation                                                35,225
       Loss carryforward                                              624,078
       Other                                                           20,207
                                                                    ---------
           Total deferred tax assets                                  773,608
      Deferred tax liabilities:
       Depreciation                                                   194,673
       Amortization                                                    14,022
                                                                    ---------
           Total deferred tax liabilities                             208,695
      Valuation allowance                                            (564,913)
                                                                    ---------
      Net deferred income taxes                                    $       -
                                                                    =========

A reconciliation of the statutory U.S. income tax rate to the Companies' effective income tax rate is as follows:


     Tax expense at statutory U.S. income tax rate                 $    45,366
     State taxes, net of federal benefit                              (126,136)
     Permanent differences between book and taxable
       income                                                           11,960
     Increase in valuation allowance                                   346,320
     Income not taxed at reporting entity level                       (695,666)
                                                                    ----------
     Income tax expense                                            $  (418,156)
                                                                   ===========
At December 31, 1996, the Companies had approximately $318,000 of federal and $3,692,000 of state operating loss carryforwards related to Healthfirst, Inc. and subsidiaries that will expire in 2011. The
Companies made tax payments of approximately $254,000 during the year ended December 31, 1996.

                        Healthfirst Entities

9.  RETIREMENT PLAN

The Companies' employees may participate in a defined contribution retirement plan upon attaining one year of service and 21 years of age. The Companies match 50% of the employee contribution up to a maximum of 2%. The Companies made contributions of $23,931 to the plan during the year ended December 31, 1996. In connection with Housecall's purchase of the Companies on May 13, 1997, the retirement plan was terminated.

10.  STOCK OPTION PLAN

Management of the Healthfirst Entities participated in a stock option plan where management received stock options. In 1992, the Companies granted 400,000 options to management to purchase stock at exercise prices ranging from $1.50 to $3.00 based upon the Companies achieving certain levels of performance which were not met. At December 31, 1996, these options were unexercised. In connection with Housecall's acquisition of the Companies on May 13, 1997, these options were voluntarily forfeited.

11.  RELATED PARTY TRANSACTIONS

In March 1992, Healthfirst, Inc. entered into a Services Agreement with Home Technology, whereby Home Technology provides management services to Healthfirst, Inc., including, but not limited to, employee and personnel services, sales and marketing services, treasury services and other corporate services. During the year ended December 31, 1996, Healthfirst, Inc. paid management fees of approximately $281,000 relating to the management services agreement.

At December 31, 1996, Home Technology advanced approximately $452,000 to the Companies. Interest accrues at 10% on the outstanding short term borrowings. During the year ended December 31, 1996, the Companies incurred interest of approximately $723,000 related to periodic short-term borrowings from Home Technology.

12.  SUBSEQUENT EVENTS

On May 13, 1997, Housecall acquired the Companies for approximately $22,541,000 in cash. In connection with the purchase, all amounts due to Home Technology and related principal shareholders were paid in full.

                    Housecall Medical Resources, Inc.
                Unaudited Pro Forma Financial Information


The following unaudited pro forma information includes the unaudited pro forma balance sheet as of March 31, 1997 as if the acquisition of Healthfirst, Inc., (which includes its wholly-owned subsidiaries Computer Masters of Kentucky, Inc. and Health Care Resources, Inc., but excludes its wholly-owned subsidiaries Southland Medical Supply, Inc., Health Service Management, Inc., Appalachian Medical, Inc., Cumberland Area Health Care Service, Inc. and Southeastern Medical Supplies, Inc. which were not acquired by the Company) HFI Management, Inc. and HFI Home Care Management, L.P. (hereinafter collectively referred to as the "Healthfirst Entities") had occurred on that date, and includes the unaudited pro forma statements of operations for the year ended June 30, 1996 and for the nine months ended March 31, 1997 as if the acquisition of the Healthfirst entities had occurred as of July 1, 1995. These pro forma statements do not necessarily reflect the results of operations as they would have been if the Company had completed the acquisition on the dates indicated above. The acquisition of the Healthfirst Entities was accounted for as a purchase. This unaudited pro forma information should be read in conjunction with the separate financial statements and notes of Housecall Medical Resources, Inc. and the Healthfirst Entities.

The unaudited pro forma statements of operations for the year ended June 30, 1996 and for the nine months ended March 31, 1997 also have been adjusted to include the Company's acquisition of Messick Homecare, Inc. ("Messick") as if the acquisition had occurred on July 1, 1995. Messick was accounted for as a purchase and was acquired by the Company on October 31, 1996.

               Housecall Medical Resources, Inc.
          Unaudited Pro Forma Condensed Balance Sheet
                      As of March 31,1997
                        (in thousands)

                                                 As                          Pro Forma          Pro Forma
                                              Reported     HealthFirst      Adjustments         Combined
                                              --------     -----------      -----------        ----------
Assets
Current assets:
  Cash and cash equivalents                  $  3,612       $     312                            $  3,924
  Accounts receivable, net                     27,175           2,446                              29,621
  Income taxes recievable                       1,382             299             (299) (A)         1,382
  Deferred income taxes                         4,891                                               4,891
  Other current assets                          2,553              31                               2,584
                                            ---------       ---------         --------           --------
      Total current assets                     39,613           3,088             (299)            42,402

  Property and equipment                        6,537           2,172                               8,709
  Excess of cost of acquired businesses
    over fair value of net assets acquired
    and other intangibles                      60,389             120           19,792  (A)        80,301
  Deferred financing costs                        816                                                 816
  Other assets                                    490             134                                 624
                                            ---------       ---------          -------           --------
                                             $107,845       $   5,514          $19,493           $132,852
                                            =========       =========          =======           ========
Liabilities and stockholders' equity
  Accounts payable                           $  4,659       $     612                            $  5,271
  Accrued payroll and other liabilities        12,545             733                              13,278
  Line of credit                                                  225             (225) (A)
  Amounts due to Home Technology
     Healthcare, Inc.                                           3,439           (3,439) (A)
  Current portion of long-term debt and
    capital lease obligations                     446             374              (21) (A)           799
                                            ---------       ---------          -------           --------
      Total current liabilities                17,650           5,383           (3,685)            19,348

  Long-term debt                               23,292             208           22,541  (B)
                                                                                 (208)  (A)        45,833
  Capital lease obligations                     1,293             768                               2,061
  Other long-term liabilities                   1,476                                               1,476
  Deferred income taxes                           999                                                 999
  Commitments and contingencies
  Stockholders' equity:
    Preferred stock, $.10 par value 9,800,000
      shares authorized, no shares issued
      and outstanding
    Common stock, $.01 par value 30,000,000
      shares authorized, 10,218,900 shares
      issued and outstanding                      103              10             (10)  (A)           103
    Additional paid-in-capital on common
      stock                                    66,706             342            (342)  (A)        66,706
    Partners' equity                                            1,056          (1,056)  (A)
    Retained earnings                          (3,674)         (2,253)          2,253   (A)        (3,674)
                                            ---------       ---------         -------            --------
      Total stockholders' equity               63,135            (845)            845              63,135
                                            ---------       ---------         -------            --------
                                             $107,845       $   5,514         $19,493            $132,852
                                            =========       =========         =======            =========

See accompanying notes

                            Housecall Medical Resources, Inc.
                       Unaudited Pro Forma Statement of Operations

                              For the Year Ended June 30, 1996
                            (in thousands, except per share data)

                                         As                      Pro Forma        As                        Pro Forma
                                      Reported      Messick     Adjustments     Adjusted   HealthFirst     Adjustments   Pro Forma
                                      --------      -------     -----------     --------   -----------     -----------   ---------
Net revenues                          $205,389     $5,715 (C)     $             $211,104     $16,915        $             $228,019
Operating expenses:
  Patient care & management services    95,688      2,173 (C)                     97,861       8,317                       106,178
  General and administrative            94,940      2,315 (C)                     97,255       4,561                       101,816
  Provision for doubtful accounts        6,074        369 (C)                      6,443       1,339                         7,782
  Depreciation and amortization          3,262        374 (C)         102 (D)      3,738         694             375 (G)     4,807
                                      --------     ------         -------       --------      ------        --------      --------
     Total operating expenses          199,964      5,231             102        205,297      14,911             375       220,583

Income (loss) from operations            5,425        484            (102)         5,807       2,004            (375)        7,436
Interest expense, net                    4,331        241 (C)         433 (E)      5,005         995           1,070 (H)     7,070
                                      --------     ------         -------       --------      ------        --------      --------
Income (loss) before income taxes        1,094        243            (535)           802       1,009          (1,445)          366
Income tax provision (benefit)             895         96 (C)        (158)(F)        833        (209)             47 (I)       671
                                      --------     ------         -------       --------      ------        --------      --------
Net income (loss)                          199        147            (377)           (31)      1,218          (1,492)         (305)
Series A Preferred Stock dividend
  and accretion                         (2,006)                                   (2,006)                                   (2,006)
                                      --------     ------         -------       --------      ------        --------      --------
Net income (loss) attributable to
   common stockholders                $(1,807)     $  147         $  (377)      $ (2,037)     $1,218        $ (1,492)     $  (2,311)
                                      =======      ======         =======       ========      ======        ========      =========
Net loss per common share:            $ (0.24)                                                                            $   (0.31)
                                      =======                                                                             =========

Weighted average common and
   common equivalent shares
   outstanding                            7,425                                                                               7,425
                                        =======                                                                             =======

See accompanying notes.
                  Housecall Medical Resources, Inc.
              Unaudited Pro Forma Statement of Operations

                    Nine Months Ended March 31,1997
                 (in thousands, except per share data)

                                              As                       Pro Forma         As                   Pro Forma
                                           Reported     Messick       Adjustments     Adjusted  HealthFirst  Adjustments  Pro Forma
                                           --------     -------       -----------     --------  -----------  -----------  ---------
Net revenues                              $  143,010   $  1,993 (J)                    $145,003   $12,227                 $157,230
Operating expenses:
  Patient care & management services          64,303        467 (J)                      64,770     6,577                   71,347
  General and administrative                  74,878      1,330 (J)                      76,208     3,104                   79,312
  Provision for doubtful accounts              3,645                                      3,645       489                    4,134
  Depreciation and amortization                2,468                           34 (K)     2,502       502        281 (N)     3,285
                                          ----------   --------           -------      --------   -------     ------      --------
     Total operating expenses                145,294      1,797                34       147,125    10,672        281       158,078

Income (loss) from operations                 (2,284)       196               (34)       (2,122)    1,555       (281)         (848)

Interest expense, net                          1,676         77 (J)           144 (L)     1,897     1,064        485 (O)     3,446
                                          ----------   --------           -------      --------   -------     ------      --------
Income (loss) before income taxes             (3,960)       119              (178)       (4,019)      491       (766)       (4,294)

Income tax provision (benefit)                (1,188)       (19)(J)           (53) (M)   (1,260)     (131)       203 (P)    (1,188)
                                          ----------   --------           -------      --------   -------     ------      --------
Net income (loss)                         $   (2,772)  $    138           $  (125)     $ (2,759)   $  622     $ (969)     $ (3,106)
                                          ==========   ========           =======      ========   =======     ======      ========

Net loss per common share:                $    (0.25)                                                                     $  (0.28)
                                          ==========                                                                      ========

Weighted average common and
  common equivalent shares
  outstanding                                 11,040                                                                        11,040
                                          ==========                                                                      =========

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
PRO FORMA BALANCE SHEET ADJUSTMENTS

The accompanying pro forma balance sheet as of March 31, 1997 gives effect to the acquisition of the Healthfirst Entities as if such transaction or event had occurred on March 31, 1997. The estimated fair market values reflected below are based on preliminary estimates and assumptions and are subject to revision. In management's opinion, the preliminary allocation is not expected to be materially different than the final allocation.

(A) To record the acquisition of the Healthfirst Entities. Pursuant to this transaction, the Company acquired the Healthfirst Entities in exchange for cash consideration of $22,541,192. The Company did not assume approximately $2,700,000 in amounts due to Home Technologies Healthcare, Inc. and certain credit facilities payable to a bank. The acquisition was funded through proceeds from long-term debt payable to a bank. The estimated fair market value of the assets and liabilities of the Healthfirst Entities acquired are as follows:

              Net assets of the Healthfirst Entities:
                  Cash                                                         $  312,370
                  Accounts receivable                                           2,445,748
                  Amounts due from Home Technology
                     Healthcare, Inc. for income taxes                            299,376
                  Other current assets                                             31,097
                  Property and equipment, net                                   2,172,431
                  Goodwill and other intangibles                                  119,587
                  Other assets                                                    133,540
                  Accounts payable                                               (611,885)
                  Accrued payroll and related expenses                           (733,445)
                  Line of credit                                                 (225,000)
                  Amounts due to Home Technology
                     Healthcare, Inc.                                          (3,439,990)
                  Current portion of long-term debt                               (21,495)
                  Current portion of capital lease obligations                   (351,379)
                  Long-term debt                                                 (208,294)
                  Capital lease obligations                                      (768,376)
                                                                              -----------
                                                                                 (845,715)

              Amounts not acquired by the Company:
                  Amounts due from Home Technology
                     Healthcare, Inc. for income taxes                           (299,376)
                  Line of credit                                                  225,000
                  Amounts due to Home Technology
                      Healthcare, Inc.                                          3,439,990
                  Current portion of long-term debt                                21,495
                  Long-term debt                                                  208,294
                                                                              -----------
              Net assets acquired                                               2,749,688

              Excess of cost of acquired businesses over fair
                 value of net assets acquired                                  19,791,504
                                                                              -----------
              Consideration paid in cash                                      $22,541,192
                                                                              ===========

     Identifiable intangible assets consists primarily of goodwill acquired. The estimated fair value of the goodwill for the Healthfirst Entities is the excess of the purchase price over the estimated fair value of the assets acquired and liabilities assumed.

(B) To record the long-term debt entered into by the Company to finance the acquisition of the Healthfirst Entities.

PRO FORMA STATEMENT OF OPERATIONS FOR THE YEAR ENDED JUNE 30, 1996
ADJUSTMENTS

The accompanying pro forma statements of operations for the year ended June 30, 1996 reflect the pro forma effects of the Messick and the Healthfirst Entities acquisitions as if such acquisitions had occurred on July 1, 1995.

(C) To reflect the operations of Messick which was acquired by the Company on October 31, 1996 in a purchase transaction.

(D) To record amortization expense arising from the acquisition of Messick based upon an allocation of the purchase price.
     Amortization of goodwill is computed using a period of 40 years.

(E) To record interest expense arising from the acquisition of Messick. The additional interest expense is the result of financing the purchase price of Messick at the Company's borrowing rate.

(F) To record income taxes arising from the pro forma adjustments relating to the acquisition of Messick.

(G) To record amortization expense arising from the acquisition of the Healthfirst Entities based upon an allocation of the purchase price. Amortization of goodwill is computed using a period of 40 years.
     The additional amortization expense resulting from the acquisition of the Healthfirst Entities is calculated as follows:

          Excess of cost of acquired businesses over fair value
             of net assets acquired                                          $19,791,504
          Amortization period (years)                                                 40
                                                                             -----------
          Annual amortization expense                                            494,788
          Less: amortization of goodwill relating to
             acquisitions of businesses by the Healthfirst
             Entities prior to the Company's acquisition of the
             Healthfirst Entities                                                119,733
                                                                             -----------

          Adjustment to amortization expense                                 $   375,055
                                                                             ===========

(H) To record interest expense arising from the acquisition of the Healthfirst Entities. The additional interest expense is the result of financing the purchase price of the Healthfirst Entities less the result of repaying the long-term debt and amounts due to Home Technology Healthcare, Inc. of the Healthfirst Entities. The additional interest expense resulting from the acquisition of the Healthfirst Entities is calculated as follows:

          Debt acquired                                                    $22,541,192
          Interest rate                                                          9.16%
                                                                           -----------
          Annual interest expense                                            2,064,773
          Less: interest expense relating to debt previously
             maintained by the Healthfirst Entities which was
             repaid in connection with the Company's acquisition
             of the Healthfirst Entities                                       995,000
                                                                           -----------
          Adjustment to interest expense                                   $ 1,069,773
                                                                           ===========

(I) To record income taxes arising from the pro forma adjustments and to adjust for the inclusion of the Healthfirst Entities in the consolidated income tax returns of the Company including adjustments to provide for income taxes relating to the income from the partnership, HFI Home
     Care Management, L.P.

PRO FORMA STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED MARCH
31, 1997 ADJUSTMENTS

The accompanying pro forma statements of operations for the nine months ended March 31, 1997 reflect the pro forma effects of the Messick and the Healthfirst Entities as if such acquisitions had occurred on July 1, 1995.

(J) To reflect four months of operations of Messick which was acquired by the Company on October 31, 1996 in a purchase transaction. The remaining five months of Messick operations included in the nine months ended March 31, 1997 are included in the Company's statement of operations as reported.

(K) To record amortization expense arising from the acquisition of Messick based upon an allocation of the purchase price.
     Amortization of goodwill is computed using a period of 40 years.

(L) To record interest expense arising from the acquisition of Messick. The additional interest expense is the result of financing the purchase price of Messick at the Company's borrowing rate.

(M) To record income taxes arising from the pro forma adjustments relating to the acquisition of Messick.

(N) To record amortization expense arising from the acquisition of the Healthfirst Entities based upon an allocation of the purchase price. Amortization of goodwill is computed using a period of 40 years. The additional amortization expense resulting from the acquisition of the Healthfirst Entities is calculated as follows:

          Excess of cost of acquired businesses over fair value
             of net assets acquired                                       $19,791,504

          Amortization period (years)                                              40
                                                                          -----------
          Annual amortization expense                                         494,788
          To adjust for the nine month period                                    9/12
                                                                          -----------
          Amortization expense for the nine month period                      371,091
          Less: amortization of goodwill relating to
             acquisitions of businesses by the Healthfirst
             Entities prior to the Company's acquisition of the
             Healthfirst Entities                                              89,800
                                                                          -----------
          Adjustment to amortization expense                              $   281,291
                                                                          ===========

(O) To record interest expense arising from the acquisition of the Healthfirst Entities. The additional interest expense is the result of financing the purchase price of the Healthfirst Entities less the result of repaying the long-term debt and amounts due to Home Technology Healthcare, Inc. of the Healthfirst Entities. The additional interest expense resulting from the acquisition of the Healthfirst Entities is calculated as follows:

          Debt acquired                                                   $22,541,192
          Interest rate                                                         9.16%
                                                                          -----------
          Annual interest expense                                           2,064,773
          To adjust for the nine month period                                    9/12
                                                                          -----------
          Interest expense for the nine month period                        1,548,580
          Less: interest expense relating to debt previously
             maintained by the Healthfirst Entities which
             was repaid in connection with the Company's
             acquisition of the Healthfirst Entities                        1,064,000
                                                                          -----------
          Adjustments to interest expense                                 $   484,580
                                                                          ===========

(P) To record income taxes arising from the pro forma adjustments and to adjust for the inclusion of the Healthfirst Entities in the consolidated income tax returns of the Company including adjustments to provide for income taxes relating to the income from the partnership, HFI Home Care Management, L.P.

                      Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.



                            Housecall Medical Resources, Inc.
                            ---------------------------------
                                     (Registrant)


August 25, 1997               /s/
                                  Fred C. Follmer
                                  Vice President

                               EXHIBIT INDEX

     Exhibit 2.1 Acquisition Agreement by and Among Housecall Medical Resources, Inc., HFI Acquisition Corp., HFI Management, Inc., HFI Home Care Management, L.P., The Shareholders of HFI Management, Inc. and the Partners of HFI Homecare Management, L.P., dated May 13, 1997

     Exhibit 2.2 Share Purchase Agreement by and Among HFI Acquisition Corp. Housecall Medical Resources, Inc., HF Holdings, Inc. HTHF, Inc. and Home Technology Healthcare, Inc., dated May 13, 1997

     Exhibit 2.3 First Amendment to Share Purchase Agreement and First Amendment to Acquisition Agreement by and between Housecall Medical Resources, Inc., HFI Acquisition Corp., HFI Management, Inc., HFI Home Care Management, L.P., The Shareholders of HFI Management, Inc. and the Partners of HFI Homecare Management, L.P., dated May 13, 1997

     Exhibit 2.4 Securities Acquistion Agreement by and between Housecall Medical Resources, Inc., and R. Steven Williams, dated as of May 13, 1997.

     Exhibit 23  Consent of Ernst & Young LLP